Exhibit F-4

Energy East Corporation Consolidating Retained Earnings Statement For the Twelve Months Ended December 31, 2001 (Thousands)
	Energy East Holding Company	Energy East Management Corporation	NYSEG	Connecticut Energy Corporation Consolidated
Retained earnings at beginning of year	$918,016	$(477,591)	$35,329	$970
Net income available for common shareholder(s)	187,607	-	194,411	12,105
Common stock dividends	(107,342)	-	(65,543)	(9,000)
Adjustment	-	477,591	-	-
Retained earnings at end of year	$998,281	-	$164,197	$4,075

Exhibit F-4

Energy East Corporation Consolidating Retained Earnings Statement For the Twelve Months Ended December 31, 2001 (Thousands)
	CMP Group, Inc. Consolidated	CTG Resources, Inc. Consolidated	Berkshire Energy Resources Consolidated	The Energy Network, Inc. Consolidated
Retained earnings at beginning of year	$25,285	$6,292	$(464)	$(39,288)
Net income available for common shareholder(s)	5,766	18,023	351	(2,833)
Common stock dividends	(44,985)	(10,000)	-	-
Adjustment	-	-	-	(44,673)
Retained earnings at end of year	$(13,934)	$14,315	$(113)	$(86,794)

Exhibit F-4

Energy East Corporation Consolidating Retained Earnings Statement For the Twelve Months Ended December 31, 2001 (Thousands)
	Energy East Enterprises, Inc. Consolidated	Energy East Eliminations	Energy East Consolidated
Retained earnings at beginning of year	$(3,097)	$452,564	$918,016
Net income available for common shareholder(s)	(656)	(22,716)	187,607
Common stock dividends	-	129,528	(107,342)
Adjustment	-	(432,918)	-
Retained earnings at end of year	$(3,753)	$(77,993)	$998,281